Exhibit 10.9

April 16, 2019
PERSONAL AND CONFIDENTIAL

Mr. Ronald Winowiecki

RE:	Employment Separation and Severance Perrigo Company Confidential Wavier and Release Agreement 1
Dear Ron:
As a result of a decision by Perrigo to make a change in the Chief Financial Officer (“CFO”) role, your employment with Perrigo Company plc will end June 30, 2019 (“Executive’s Severance Date”); you will have no continued employment opportunity with Perrigo. This Waiver and Release Agreement 1 (“the Agreement” or “Agreement 1”) is entered into by and between Perrigo Company plc (“Perrigo” or “the Company”), and Ronald Winowiecki (“you” or “Employee” or “Executive”). As of March 25, 2019, you will step down from your CFO position and as compensation for doing so, you remain employed through June 30, 2019 (the “Severance Date”) to assist with the transition of duties; your compensation, including but not limited to your base salary at the rate of $643,150 per annum, will remain unchanged through the Executive’s Severance Date.
It is expected that, during the period from the date hereof through the Executive’s Severance Date you will perform the job responsibilities described in this paragraph in a satisfactory manner, using your best efforts to perform those responsibilities.  Your job responsibilities shall be to assist with any knowledge transfer needed, including training of others within the organization. It is understood that you will no longer be responsible to perform the job responsibilities of a CFO on or after March 25, 2019. Additionally, you must conduct yourself in accordance with the standards set forth by Perrigo’s policies and procedures, including policies set forth in Perrigo’s employee handbook.
Perrigo will extend to Employee the Perrigo Company plc Executive Committee Severance Policy As Amended and Restated Effective February 13, 2019 (the “Policy”). To be eligible to receive any benefits under the Policy, (i) Executive shall have executed and delivered this Agreement to Company within the time period described in Section 28(d) below, (ii) Executive shall not have timely revoked this Agreement in the manner described in Section 28(e) below, (iii) Executive shall have executed and delivered the agreement described in Section 29 below as “Agreement 2” to Company within the time period described in Section 29(b), and (iv) Executive shall not have timely revoked this Agreement in the manner described in Section 29(c) below, in which event the severance pay described in Section 1 below will be paid in a lump-sum within 20 days following the end of the seven (7) day revocation period described in Section 29(c) below. Benefits available to Executive in exchange for Executive’s execution of both (A) this Agreement 1, and (B) the Supplemental Waiver and Release Agreement described in Section 29 below as “Agreement 2” which has been presented to Executive along with this Agreement 1, are summarized as follows:
1.Severance pay (the “Severance Pay”) in an amount equal to the sum of (i) 150% of Executive’s ending base salary as of Executive’s Severance Date and (ii) 150% of Executive’s Target Bonus, totaling the gross amount of $1,738,125.00. The Company will withhold all required country, federal, state, and local taxes and FICA from these amounts.

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Personal & Confidential
Mr. Ronald Winowiecki
April 16, 2019

2.    An incentive payment pro-rated based on the portion of the year that Executive was employed through the Severance Date (i.e., fifty percent) and based on the 2019 actual incentive payout approved by the Board of Directors of the Company pursuant to the Perrigo Company plc Annual Incentive Plan, assuming that Executive’s individual performance level was 100%, to be paid in a lump sum payment at the regularly scheduled annual incentive payment date of February/March of the calendar year following Executive’s Severance Date, provided, however, that the Company will pay such amount to the Executive no later than March 15, 2020, unless a determination of the performance measures has not been approved by the Board of Directors due to unforeseeable circumstances, within the meaning of Treasury Regulation 1.409A-1(b)(4)(ii). The Company will withhold all required federal, state, and local taxes and FICA from this amount. For avoidance of doubt, in the event that 100% of the 2019 incentive targets were achieved, the amount of the 2019 incentive payout to Executive would be $257,500.
3.    If Executive is enrolled in the Perrigo Company Employee Welfare Benefits Plan at the Executive’s Severance Date, Executive and/or covered family members are eligible for Company-paid group health continuation coverage under COBRA for eighteen (18) months (notwithstanding that severance will be paid in a lump sum). Please refer to the Policy for further detail. Executive understands that Executive can exercise Executive’s rights to elect COBRA coverage without signing this Agreement; however, the Company will not pay for any such coverage if the Agreement is not signed and not timely revoked. See the attached Benefits At-A-Glance for contact information to begin this process. If Executive elects COBRA coverage, the Company will pay the premiums directly to the insurance company in a timely fashion so as to assure continuation of coverage.
4.    Career transition assistance of up to $25,000 if begun within 120 days following Executive’s Severance Date. You will be provided with a Right Management document for contact information to begin this process. The Company will pay the cost of such assistance directly to Right Management in a timely fashion so as to assure continuation of such assistance.
5.    Your unvested equity awards outstanding under the Company’s Long-Term Incentive Plan will continue to vest per their original vesting schedules and will remain outstanding for their original terms, and performance-based restricted stock units will vest based on actual performance at the end of their original performance periods, in each case in accordance with and subject to the terms of the plan as in effect on Executive’s Severance Date.
6.    The Company will reimburse Executive for Executive Tax and Financial Planning Services for calendar year 2018 and calendar year 2019, at the rate of $7,500 per year, and shall deliver that $15,000 amount to Executive at the same time as it pays the Severance Pay to him. The Company will withhold all required country, federal, state, and local taxes and FICA from this amount.
7.    The Company shall reimburse Executive for reasonable legal fees incurred in connection with the separation and the drafting of the applicable documentation related thereto, but in no event shall the amount of such reimbursement exceed $7,500. Kohrman Jackson & Krantz PLL, 1375 East 9th Street 29th Floor, Cleveland, OH 44114, shall provide an invoice to Perrigo directly for such legal fees and Perrigo will pay an amount no greater than $7,500, within 60 days of receipt of the invoice. As legally required, the Company shall report all fees to tax authorities on appropriate forms.
8.    General Release by Executive. In full consideration of Employee meeting the Conditions of Eligibility of the Policy and for the Severance Pay and Severance Benefits to be provided to Employee under the Policy, Employee voluntarily and knowingly releases and discharges the Company, its parents, subsidiaries and Affiliates, and their respective officers, directors, shareholders, employees, subsidiaries, divisions, parent companies, employee benefit plans and fiduciaries, both past and present (the “Released Parties”), from any and all claims, debts, suits or causes of action, known or unknown, based upon any fact, circumstance, or event occurring or existing at or prior to the Eligible Employee’s execution of this Waiver and Release Agreement, including, but not limited to, any claims or actions arising out of or during the Eligible Employee’s employment with the Company and/or separation of

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Mr. Ronald Winowiecki
April 16, 2019

employment, including any claim under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 301 et seq., as amended, the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Civil Rights Act and any and all other federal, state or local laws, and any contract, tort, or common law claims now or hereafter recognized, including, without limitation, any claim of breach of contract, promissory estoppel, detrimental reliance, wrongful discharge, false imprisonment, assault, battery, intentional infliction of emotional distress, defamation, slander, libel, fraud, invasion of privacy, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, conversion, and tortious interference with any type of third-party relationship, as well as any and all damages that may arise out of any such claims, including, without limitation, claims for economic loss, lost profits, loss of capital, lost wages, lost earning capacity, emotional distress, mental anguish, personal injuries, punitive damages, or any future damages, and claims of retaliation of any nature, including, but not limited to, the anti-retaliatory provisions of the statutes identified in this Section 8. “Affiliate” means any member of the group of corporations, trades or businesses or other organizations compromising the “controlled group” with the Company.
9.    General Release by the Company. In consideration of the agreements of Executive set forth in this Agreement, the Company, on behalf of itself and its Affiliates, voluntarily and knowingly releases and discharges Executive, his heirs, executors and parties in interest with him, from any and all claims, debts, suits or causes of action, known or unknown, based upon any fact, circumstance, or event occurring or existing at or prior to the Company’s execution of this Waiver and Release Agreement.
10.    Noncompetition and Nonsolicitation. In exchange for the severance pay and benefits described in Sections 1 -7 above, and consistent with Article VI of the Policy, Executive agrees to execute the Noncompetition and Nonsolicitation Agreement in the form of Exhibit A to this Agreement.
11.    Resignation of Officer Positions. Effective as of April 1, 2019, the Executive hereby resigns from his position on the Executive Committee of the Company. Effective on April 1, 2019, the Executive hereby resigns his position as Chief Financial Officer of the Company, and from any other position he holds with any of the Company's affiliates. While the Parties agree that such resignations are intended to be self-effectuating, the Executive further agrees to execute any documentation the Company determines necessary or appropriate to facilitate such resignation.
12.    Exclusions from General Release. Excluded from the General Release above are any claims or rights which cannot be waived by law, including Employee’s right, if any, to workers’ compensation benefits (although Employee represents that Employee has reported all work-related injuries or illnesses, if any, that Employee suffered or sustained during employment with the Company), unemployment insurance benefits, or vested rights under any retirement plan. Employee understands that also excluded from the General Release is the right to file an administrative charge of discrimination (or similar charge) or to participate in any other type of state or federal investigation. However, by signing this Agreement Employee agrees that Employee is waiving any right to monetary or injunctive relief, recovery or reinstatement in connection with any such charge or investigation.
13.    Confidential Information, Intellectual Property, and Company Property. Employee agrees to continue to abide by the terms and conditions of the Confidentiality Agreement entered into by Employee with the Company that is incorporated in its entirety into this Agreement by reference as well as the Confidential Information covenants in Article X of the Policy.
14.    Return of Corporate Property and Records. Employee agrees to return to the Company, before commencement of payment of the severance, all of the Company’s property in Employee’s possession or control including Company credit cards and checks, Company provided computer and cell phone equipment, flash drives, keys, Company car, and all books, records, files, notes, pricing information, customer lists and other data and information pertaining to the business of the Company in any format, delivered to or obtained by Employee or otherwise developed

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Personal & Confidential
Mr. Ronald Winowiecki
April 16, 2019

by Employee in connection with the performance of duties as an employee of the Company and Employee further agrees to retain no copies of any such materials in Employee’s possession or control.
15.    Ownership of Claims. Employee represents that Employee has not transferred or assigned, or purported to transfer or assign, to any person or entity, any claim described in this Agreement. Employee further agrees to indemnify and hold harmless the Company against any and all claims based upon, arising out of, or in any way connected with any such actual or purported transfer or assignment.
16.    Employee Acknowledgements. Employee acknowledges that that Employee is not aware of any job injury or illness for which Employee has not already filed a claim. Employee represents that Employee has not filed any action, claim, charge, or complaint against the Company with any local, state, federal, or Irish agency or court. Employee acknowledges that he has at all times been an “exempt” employee (as defined under the Fair Labor Standards Act and any similar state and local statutes and ordinances and, as a result, has reported hours worked. Employee further acknowledges that he has been paid for all hours worked, including overtime; (if applicable).
17.    Complete Defense. Employee understands and agrees that this Agreement may be pled as a complete defense to and provides the basis for summary dismissal of any claim or entitlement released and waived by this Agreement which may be asserted in any suit or claim by the Employee against the Company, or those persons or entities released in this Agreement.
18.    Post Transition Assistance. In consideration of the payments and benefits set forth in this Agreement, the Executive agrees that he shall remain available to the Company and its affiliates (whether or not on the Severance Date), at times reasonably agreeable to Executive, to provide assistance in the transitioning his duties, manage the handoff of relationships and provide such other advice, expertise or knowledge with respect to his duties to the Company and Affiliates as may reasonably be requested by or through the CEO or CFO from time to time, through December 31, 2019.
19.    Cooperation. Executive agrees to be truthful in any and all investigations or statements regarding the Company and provide reasonable assistance to the Company and its advisors, at times reasonably agreeable to Executive, with any audit, investigation or any regulatory or judicial proceeding, litigation or administrative proceedings relating to events occurring during Executive’s employment with the Company, as to which he has knowledge, including, but not limited to, any matters upon which Executive was working at the time of Executive’s separation. Executive shall also be available, at times reasonably agreeable to Executive, to the Company for any meetings or conferences the Company deems necessary in preparation for the defense or prosecution of any such proceedings, including, but not limited to, interviews and factual investigations, affidavits, and appearing at the reasonable request of the Company to give testimony without the required services of a subpoena or any other legal process. The Company shall reimburse Executive for reasonable out-of-pocket costs and expenses (including travel, lodging and meals) incurred by Executive while Executive’s services are being utilized by the Company pursuant to this Section, subject to reasonable documentation and compliance with the standard expense reimbursement policy of the Company. The Company shall pay any such reimbursements in accordance with the requirements set forth in Section 22(b) below.
20.    Indemnification. The Company and its Affiliates shall indemnify Executive and hold Executive harmless to the fullest extent permitted by the laws the State of Michigan, against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses, losses, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company and its Affiliates. The Company and its Affiliates shall cover Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after employment or non-employment service as a director or officer, as applicable, in the same amount and to the same extent as the Company and its Affiliates cover their other officers and directors. These obligations shall survive the termination of Executive’s employment with the Company and its Affiliates. If any proceeding is brought or threatened against Executive in respect of which indemnity may be sought against the Company or its Affiliates pursuant to the foregoing, Executive shall notify the Company promptly in writing of the institution of such proceeding and the

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Mr. Ronald Winowiecki
April 16, 2019

Company or its Affiliates shall assume the defense thereof and the employment of counsel and payment of all fees and expenses; provided, however, that if a conflict of interest exists between the Company or its applicable Affiliate and Executive such that it is not legally practicable for the Company or its applicable Affiliate to assume Executive’s defense, Executive shall be entitled to retain separate counsel reasonably acceptable to the Company or its applicable Affiliate and the Company or its applicable Affiliate shall assume the obligation for, and shall make direct payment of all reasonable fees and expenses to, such counsel. It is acknowledged and agreed that the indemnification described in this Section applies, among other things, to claims arising out of or related to any of the litigation described in the Form 10-K, Annual Report for the year ended December 31, 2018, filed by the Company with the United States Securities and Exchange Commission.
21.    Nondisparagement. Employee shall not, directly or indirectly or through an agent, in any manner, publicly or privately (including through social media), disparage or impugn the reputation or character of the Company, including its management, products, services, and/or the Employee’s treatment by the Company. Employee will be responsible for any breach of this section caused by Employee, Employee’s attorneys, family members, representatives and agents. Employee will be in breach of this section if Employee, Employee’s family members, attorneys, representatives and/or agents disclose any non-public information concerning the payment made to Employee as a result of this Agreement (other than such disclosure to Employee’s spouse, attorneys, accountants or financial advisors), or engage in disparagement or violate this section. This covenant shall not be construed to interfere with Employee’s enforcement of this Agreement, pursuit of legal rights or claims not covered by the General Release in this Agreement, or ability to testify truthfully under oath pursuant to a subpoena, other legal process, or government investigation. The Company also agrees that the Operating Committee (formerly known as the Executive Committee) of the Company shall not, directly or indirectly or through an agent, in any manner, publicly or privately (including through social media), disparage or impugn the reputation or character of the Employee in any way, and that the Company will be responsible for any breach of this section by any member of the Operating Committee/Executive Committee, such member’s attorneys, family members, representatives and agents.
22.    Section 409A.
(a)    General. To the extent required by applicable law, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Department of Treasury regulations and other interpretive guidance issued thereunder, each as in effect from time to time (collectively, “Section 409A”). It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A. To the maximum extent permitted by applicable law, the amounts payable to Executive under this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals). For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A. All payments to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" under Section 409A to the extent necessary in order to avoid the imposition of penalty taxes on the Executive pursuant to Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year (depending on the time that the Executive executes the Release) shall be paid in the later taxable year.
(b)    Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive's lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of

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Mr. Ronald Winowiecki
April 16, 2019

an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)    Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if (i) the Executive is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company and its affiliates as in effect on Executive’s Severance Date) and (ii) the deferral of the commencement of any payments or benefits otherwise payable hereunder or pursuant to any other agreement with the Company as a result of such termination of employment is necessary in order to prevent any prohibited distribution under Section 409A(a)(2)(B)(i) of the Code,  then any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to the Executive under this Agreement during the six-month period immediately following the Executive's separation from service (as determined in accordance with Section 409A) on account of the Executive's separation from service shall be accumulated and paid to the Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”). If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of the Executive's death. For purposes of clarity, the six (6) month delay shall not apply in the case of severance pay contemplated by Treasury Regulation Section 1.409A(b)(9)(iii) to the extent set forth in this provision.
(d)    The payments to Executive under this Agreement are intended to be exempt from the requirements of Section 409A, and shall be interpreted and administered in a manner consistent with those intentions.
23.    User IDs and Passwords. Immediately upon Company’s request, Employee agrees to provide all User IDs and Passwords used by Employee, and of any other party of which Employee is aware, to access Company ESI on Company computers, electronic devices, and software.
24.    Re-employment. Employee agrees that Employee will disclose the existence of this Agreement in writing to the Company or its parent, subsidiaries and affiliates, should Employee ever seek employment with the Company or its parent, any subsidiary or affiliate in the future. Employee also agrees that this Agreement constitutes a legitimate, nondiscriminatory reason to decline to hire Employee, or to terminate Employee’s employment should Employee fail to disclose this Agreement as required above; provided, however, that this paragraph shall not apply in the event that the Company acquires, merges with or becomes affiliated with an entity at which Executive is then employed or to which Executive is providing services.
25.    Miscellaneous.
(a)    In the event of Employee’s death, this Agreement is personal to and non-assignable by Employee but is binding upon Employee’s heirs and estate and the Employee’s estate shall be entitled to the continued payment of any severance benefits remaining under Article V of the Policy;
(b)    This Agreement is assignable by and is binding upon the Company’s successors and assigns but such assignment shall not relieve the Company of its obligations hereunder;
(c)    This Agreement is the entire agreement between the parties regarding Employee’s separation of employment with the Company and supersedes all prior agreements and understandings between the parties with respect to the subject matter of this Agreement, except as specifically noted in this Agreement;
(d)    No modification of this Agreement shall be valid unless it is in writing and signed by both parties;

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Mr. Ronald Winowiecki
April 16, 2019

(e)    This Agreement in no way shall be construed as an admission by the Company that it acted wrongfully toward Employee or that Employee has any rights against the Company for any wrongful action;
(f)    By executing this Agreement, Employee acknowledges that Employee’s employment has been at-will and that no one has made Employee promises relating to the length of Employee’s employment with the Company and that no one has promised Employee any future employment with the Company or any of its affiliates;
(g)    If any part of this Agreement is found to be unenforceable, the other provisions shall remain fully valid and enforceable.
26.    Default. In addition to the legal right of both parties to enforce the terms of this Agreement, in the event of a breach of any payment obligation to Employee under this Agreement; or the breach by Employee of numbered paragraphs 11, 14, or 22; or, a breach resulting from either party beginning litigation contrary to the prohibitions in this Agreement, except for a claim by Employee under the Age Discrimination in Employment Act, despite that any such claim is released by the Agreement, the breaching party shall be liable to the non-breaching party in the amount of $25,000.00; provided, however, that if the breach involves a breach of any payment obligation to Employee under this Agreement, said $25,000 amount shall be in addition to, and shall not reduce in any way, the amount of the payments due to Employee form the Company pursuant to this Agreement; in addition, the prevailing party in any litigation to remedy said breach shall be entitled to be awarded its reasonable attorneys’ fees and costs.
27.    Governing Law. This Agreement shall in all respects be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to state law, the internal laws of the State of Michigan shall apply, without regard to choice of law principles.
28.    Acknowledgements.    In signing this Agreement, Employee acknowledges that:
(a)    The Company has not provided Employee with any tax advice, and Employee is solely responsible for the tax consequences of compensation provided under this Agreement or under any Company benefit plan;
(b)    Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described in this Agreement and the Policy, which Employee acknowledges as adequate and satisfactory and beyond that to which Employee is otherwise entitled;
(c)    Employee is advised by the Company to consult with an attorney before signing this Agreement;
(d)    Employee has at least forty-five (45) days in which to consider the Agreement and that Employee has signed on the date indicated below after concluding that this Agreement is satisfactory;
(e)    Employee is advised by the Company that this Agreement shall not become effective or enforceable until seven (7) days after Employee’s execution of this Agreement, provided that the Agreement is not timely revoked in accordance with this paragraph. Employee also understands that Employee may revoke this Agreement during the seven (7) day period. To be effective, Employee’s revocation must be in writing and delivered to Bryan Rojek, Vice President, Global Total Rewards, Human Resources Department, 515 Eastern Ave., Allegan, Michigan 49010 within the seven (7) day revocation period. Employee understands that seven (7) days after Employee’s execution of this Agreement, this Agreement will become effective and enforceable without any further affirmative action by either Employee or the Company;
(f)    that neither the Company nor any of its agents, representatives, employees, or attorneys, have made any representations to Employee concerning the terms or effects of this Agreement other than those contained in this Agreement; and

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Mr. Ronald Winowiecki
April 16, 2019

(g)    Executive has received a copy of the Perrigo Company plc Executive Committee Severance Policy As Amended and Restated February 13, 2019.
29.    Execution and Delivery of Agreement 2.    Employee acknowledges that:
(a)    Employee will execute and deliver to the Company the Supplemental Waiver and Release Agreement which has been presented to Executive along with this Agreement 1 (“Agreement 2”) no earlier than July 1, 2019 and no later than August 16, 2019.;
(b)    Employee agrees that this provides him at least forty-five (45) days after the Executive’s Severance Date in which to consider, and to execute and deliver to the Company, Agreement 2;
(c)    Employee is advised by the Company to consult with a lawyer before executing Agreement 2 and that Agreement 2 shall not become effective or enforceable until seven (7) days after Employee’s execution of Agreement 2, provided that Agreement 2 is not timely revoked in accordance with this paragraph. Employee also understands that Employee may revoke Agreement 2 during the seven (7) day period. To be effective, Employee’s revocation must be in writing and delivered to Bryan Rojek, Vice President, Global Total Rewards, Human Resources Department, 515 Eastern Ave., Allegan, Michigan 49010 within the seven (7) day revocation period. Employee understands that seven (7) days after Employee’s execution of Agreement 2, Agreement 2 will become effective and enforceable without any further affirmative action by either Employee or the Company.
Please contact Todd Kingma, EVP, General Counsel at 269-686-1941 if you have any questions. On behalf of Perrigo, I thank you for your service and wish you the best in your future endeavors.

Sincerely,

PERRIGO COMPANY, PLC

By:	/s/ Bryan J. Rojek
Bryan J. Rojek
Its:	Vice President, Global Total Rewards

I have read this Perrigo Company Confidential Waiver and Release Agreement and I understand all of its terms. I enter into and sign this Perrigo Company Confidential Waiver and Release Agreement knowingly and voluntarily with full knowledge of what it means.

Date:	4/17/19	/s/ Ronald Winowiecki
Ronald Winowiecki

PLEASE RETURN TO:

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Personal & Confidential
Mr. Ronald Winowiecki
April 16, 2019

Bryan Rojek Vice President of Global Total Rewards Human Resources Department Perrigo Company plc 515 Eastern Avenue Allegan, MI 49010 bryan.rojek@perrigo.com

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Personal & Confidential
Mr. Ronald Winowiecki
April 16, 2019

Exhibit A Noncompetition and Nonsolitication Agreement
This Noncompetition and Nonsolicitation Agreement (“Agreement”) is entered into by and between Perrigo Management Company, a Michigan corporation, and its parents, subsidiaries, affiliates, (the “Company”) and Ronald Winowiecki (“Executive”). This Agreement was entered into in exchange for agreed upon consideration.
1.Noncompetition. For nine (9) months following July 1, 2019, Executive shall not (i) directly or indirectly, without the prior written consent of the Company, engage in or invest as an owner, partner, stockholder, licensor, director, officer, agent or consultant for any Person that conducts a business that is in competition with a business conducted by the Company or any of its Affiliates anywhere in the world; or (ii) accept employment or an engagement for the provision of services in any capacity, including as an employee, director, consultant or advisor, directly or indirectly, with any Person that conducts a business that is in competition with a business conducted by the Company or any of its Affiliates anywhere in the world. For purposes hereof, conducting a business that is in competition with a business conducted by the Company or any of its Affiliates shall include the sale, manufacture, distribution or research and development of any product or service that is similar to a product or service sold, distributed, marketed or being researched or developed (including through a joint venture or investment in another entity) by the Company or any of its Affiliates, including store brand and value brand OTC drug or nutritional products, extended topical generic prescription pharmaceutical products, infant nutrition products and any other product or products that the Company or an Affiliate is marketing or actively planning to market during Executive’s employment with the Company and, during the nine month period following July 1, 2019. If there is a completed sale, transfer or other disposition of the Perrigo Prescription Pharmaceutical business within the nine (9) month period following July 1, 2019, Paragraph 1 of this Agreement will not apply only as it pertains to the Perrigo Prescription Pharmaceutical business. Notwithstanding the foregoing, nothing in this provision shall prevent Executive from passively owning two percent (2%) or less of the outstanding securities of any class of any company listed on a national securities exchange or quoted on an automated quotation system. Executive may make a written request in writing to the CHRO of Perrigo for an exception to this Paragraph 1 and such exception will not be unreasonably withheld.
2.    Nonsolicitation of Service Providers. For twelve (12) months following July 1, 2019, Executive shall not, directly or indirectly, without the prior written consent of the Company, (i) actively solicit, recruit or hire any Person who is at such time, or who at any time during the 12month period prior to such solicitation or hiring had been, an employee or consultant of the Company or any of its Affiliates, (ii) solicit or encourage any employee of the Company or any of its Affiliates to leave the employment of the Company or any of its Affiliates or (iii) interfere with the relationship of the Company or any of its Affiliates with any Person or entity who or that is employed by or otherwise engaged to perform services for the Company or any of its Affiliates.

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Personal & Confidential
Mr. Ronald Winowiecki
April 16, 2019

/s/ Ronald Winowiecki	Perrigo Management Company
Ronald Winowiecki
/s/ Todd Kingma
By: Todd Kingma
Its: EVP & Secretay

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